CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Performance Leveraged Upside Securities due 2012	$6,270,520	$447.09

January 2010 Pricing Supplement No. 264 Registration Statement No. 333-156423 Dated January 25, 2010 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in International Equities
Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due January 27, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Buffered PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, provide a minimum payment of only 10% of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and the accompanying prospectus, as supplemented or modified by this pricing supplement. At maturity, if the underlying shares have appreciated in price, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying shares, subject to the maximum payment at maturity. At maturity, if the underlying shares have depreciated in price, and (i) if the closing price of the underlying shares has not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par or (ii) if the closing price of the underlying shares has declined by more than the buffer amount, the investor will lose 1% for every 1% decline beyond the specified buffer amount, subject to a minimum payment at maturity. All payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Maturity date:	January 27, 2012
Underlying shares:	Shares of the iShares® MSCI Emerging Markets Index Fund
Aggregate principal amount:	$6,270,520
Payment at maturity per Buffered PLUS:	▪	If the final share price is greater than the initial share price: $10 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
▪
If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10% from the initial share price: $10

	▪	If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10% from the initial share price:
($10 x share performance factor) + $1.00
This amount will be less than the stated principal amount of $10. However, under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS.
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Leveraged upside payment:	$10 x leverage factor x share percent increase
Initial share price:	$39.89, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Valuation date:	January 24, 2012, subject to postponement for certain market disruption events
Leverage factor:	200%
Buffer amount:	10%
Maximum payment at maturity:	$13.10 per Buffered PLUS (131% of the stated principal amount)
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount of the Buffered PLUS)
Interest:	None
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS (see “Commissions and Issue Price” below)
Pricing date:	January 25, 2010
Original issue date:	January 28, 2010 (3 business days after the pricing date)
CUSIP:	617484688
ISIN:	US6174846880
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated, a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per Buffered PLUS	$10	$0.225	$9.775
Total	$6,270,520	$141,086.70	$6,129,433.30
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by that investor. The lowest price payable by an investor is $9.925 per Buffered PLUS. Please see “Syndicate Information” on page 5 for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $0.225 for each $10 stated principal amount of Buffered PLUS they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

The Buffered PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 8.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Prospectus Supplement for PLUS dated December 22, 2009
Prospectus dated December 23, 2008

THE BUFFERED PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due January 27, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, provide a minimum payment at maturity of only 10% of the stated principal amount and have the terms described in the accompanying prospectus supplement for PLUS and the accompanying prospectus, as supplemented or modified by this pricing supplement. At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing price of one underlying share on the valuation date. Under no circumstances will the payment at maturity on the Buffered PLUS be less than $1.00 per Buffered PLUS. The Buffered PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.

Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
January 25, 2010	January 28, 2010 (3 business days after the pricing date)	January 27, 2012, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the iShares® MSCI Emerging Markets Index Fund
Share underlying index:	MSCI Emerging Markets Index
Issue price:	$10 per Buffered PLUS (see “Syndicate Information” on page 5)
Aggregate principal amount:	$6,270,520
Stated principal amount:	$10 per Buffered PLUS
Denominations:	$10 per Buffered PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity per Buffered PLUS:	▪	If the final share price is greater than the initial share price: $10 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
	▪	If the final share price is less than or equal to the initial share price but has decreased by an amount less than or equal to the buffer amount of 10% from the initial share price: $10
	▪	If the final share price is less than the initial share price and has decreased by an amount greater than the buffer amount of 10% from the initial share price:
($10 x share performance factor) + $1.00
This amount will be less than the stated principal amount of $10. However, under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS.
Leverage factor:	200%
Buffer amount:	10%
Share percent increase:	(final share price – initial share price) / initial share price
Leveraged upside payment:	$10 x leverage factor x share percent increase
Initial share price:	$39.89, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:	January 24, 2012, subject to adjustment for certain market disruption events
Share performance factor:	final share price / initial share price
Maximum payment at maturity:	$13.10 per Buffered PLUS (131% of the stated principal amount)
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount of the Buffered PLUS)
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the Buffered PLUS will be postponed to the second business day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 8.

January 2010	Page 2

Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due January 27, 2012
Buffered Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	617484688
ISIN:	US6174846880
Minimum ticketing size:	100 Buffered PLUS
Tax considerations:
Although the issuer believes that, under current law, the Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS.

Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange.

▪
Upon sale, exchange or settlement of the Buffered PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS. Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Internal Revenue Code of 1986, as amended, any gain or loss recognized upon sale, exchange or settlement of a Buffered PLUS should be long-term capital gain or loss if the U.S. Holder has held the Buffered PLUS for more than one year at such time.

Because the Buffered PLUS is linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the Buffered PLUS will be treated as a “constructive ownership transaction.” If this treatment applies, it is not clear to what extent any long-term capital gain of the U.S. Holder in respect of the Buffered PLUS will be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge). U.S. investors should read the section of the accompanying prospectus supplement for PLUS called “United States Federal Taxation – Tax Consequences to U.S. Holders – Tax Treatment of the PLUS – Possible Application of Section 1260 of the Code” for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)

January 2010	Page 3

Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due January 27, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Buffered PLUS by taking positions in the underlying shares and in futures and options contracts on the underlying shares. Such purchase activity could have increased the price of the underlying shares, and therefore could have increased the price at which the underlying shares must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the Buffered PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Buffered PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Buffered PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Buffered PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Buffered PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Buffered PLUS.

Because we may be considered a party in interest with respect to many Plans, the Buffered PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Buffered PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Buffered PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Buffered PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not

January 2010	Page 4

Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due January 27, 2012
Buffered Performance Leveraged Upside SecuritiesSM

prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Buffered PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Buffered PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Buffered PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Buffered PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Buffered PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Buffered PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the Buffered PLUS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

Selected dealers, including MSSB, and their financial advisors, will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $0.225 for each $10 stated principal amount of Buffered PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer. See "Plan of Distribution" and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the Buffered PLUS	Selling concession	Principal amount of Buffered PLUS for any single investor
$10.00	$0.225	<$1MM
$9.9625	$0.1875	≥$1MM and <$3MM
$9.9438	$0.1688	≥$3MM and <$5MM
$9.925	$0.15	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Buffered PLUS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the Buffered PLUS. We encourage you to read the accompanying prospectus supplement for PLUS and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

January 2010	Page 5

Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due January 27, 2012
Buffered Performance Leveraged Upside SecuritiesSM

How Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$10 per Buffered PLUS
Leverage factor:	200%
Buffer amount:	10%
Maximum payment at maturity:	$13.10 per Buffered PLUS (131% of the stated principal amount)
Minimum payment at maturity:	$1.00 per Buffered PLUS

Buffered PLUS Payoff Diagram

How it works

▪
If the final share price is greater than the initial share price, investors will receive the $10 stated principal amount plus 200% of the appreciation of the underlying shares over the term of the Buffered PLUS, subject to the maximum payment at maturity of $13.10 per Buffered PLUS. In the payoff diagram, an investor will realize the maximum payment at maturity at a final share price of 115.5% of the initial share price.

▪
If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%, investors will receive the stated principal amount of $10 per Buffered PLUS.

▪
If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the price of the underlying shares from the initial share price, plus the buffer amount of 10% The minimum payment at maturity is $1.00 per Buffered PLUS.

o	For example, if the underlying shares depreciate 30%, investors would lose 20% of their principal and receive only $8.00 per Buffered PLUS at maturity, or 80% of the stated principal amount.

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Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due January 27, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the closing price of the underlying shares on the valuation date, as determined as follows:

If the final share price is greater than the initial share price:

$10 + leveraged upside payment; subject to the maximum payment at maturity.

If the final share price is less than or equal to the initial share price, but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%:

the stated principal amount of $10

If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10%:

($10 X share performance factor) + $1.00

Because the share performance factor will be less than 0.90, the payment at maturity will be less than the stated principal amount under this scenario.

Under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS.

January 2010	Page 7

Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due January 27, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-18 in the accompanying prospectus supplement for PLUS. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.

▪
Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and provide a minimum payment at maturity of only 10% of the stated principal amount of the Buffered PLUS, subject to the credit risk of Morgan Stanley. If the final share price is less than 90% of the initial share price, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the closing price of the underlying shares, plus $1.00 per Buffered PLUS.

▪
The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity. The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $13.10 per Buffered PLUS, or 131% of the stated principal amount. Although the leverage factor provides 200% exposure to any increase in the final share price over the initial share price, because the payment at maturity will be limited to 131% of the stated principal amount for the Buffered PLUS, any increase in the final share price over the initial share price by more than 15.5% of the initial share price will not increase the return on the Buffered PLUS.

▪
Market price of the Buffered PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including the trading price, volatility (frequency and magnitude of changes in value) and dividends of the underlying shares and of the stocks composing the underlying share index, interest and yield rates in the market, time remaining until the Buffered PLUS mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or equities markets generally and which may affect the final share price of the underlying shares, the exchange rates of the U.S. dollar relative to the currency in which the stocks underlying the underlying share index trade, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and any actual or anticipated changes in our credit ratings or credit spreads. The price of the underlying shares may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪
The Buffered PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS. Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the Buffered PLUS at maturity, and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Buffered PLUS.

▪
Investing in the Buffered PLUS is not equivalent to investing in the underlying shares.  Investing in the Buffered PLUS is not equivalent to investing in the underlying shares, the underlying share index or the stocks that constitute the underlying share index. Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the underlying share index.

▪
The price of the underlying shares is subject to currency exchange risk. Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the underlying share index, holders of the Buffered PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region. An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or

January 2010	Page 8

Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due January 27, 2012
Buffered Performance Leveraged Upside SecuritiesSM

weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the underlying share index, the price of the underlying shares will be adversely affected and the payment at maturity on the Buffered PLUS may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

▪
There are risks associated with investments in securities such as the Buffered PLUS linked to the value of emerging markets equity securities.  The stocks included in the MSCI Emerging Markets Index and that are generally tracked by the underlying shares have been issued by companies in various emerging markets countries. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪
Adjustments to the underlying shares or to the underlying share index could adversely affect the value of the Buffered PLUS.  The investment adviser to the iShares® MSCI Emerging Markets Index Fund, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying share index. Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the iShares® MSCI Emerging Markets Index Fund. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Buffered PLUS. MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the underlying share index. MSCI may add, delete or substitute the stocks constituting the underlying share index or make other methodological changes that could change the value of the underlying share index. MSCI may discontinue or suspend calculation or publication of the underlying share index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying share index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

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The underlying shares and the underlying share index are different. The performance of the underlying shares may not exactly replicate the performance of the underlying share index because the iShares® MSCI Emerging Markets Index Fund will reflect transaction costs and fees that are not included in the calculation of the underlying share index. It is also possible that the iShares® MSCI Emerging Markets Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the underlying share index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the iShares® MSCI Emerging Markets

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Buffered Performance Leveraged Upside SecuritiesSM

Index Fund and the underlying share index or due to other circumstances. The Investment Adviser generally invests at least 90% of the iShares® MSCI Emerging Markets Index Fund’s assets in the securities of the MSCI Emerging Markets Index. The Investment Adviser may invest the remainder of such assets in other securities, including securities not in the MSCI Emerging Markets Index, futures contracts, options on futures contracts and other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with the Investment Adviser or its affiliates.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Buffered PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered PLUS, as well as the cost of hedging our obligations under the Buffered PLUS. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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The antidilution adjustments do not cover every event that could affect the shares of the iShares® MSCI Emerging Markets Index Fund. MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the shares of the iShares® MSCI Emerging Markets Index Fund. However, the calculation agent will not make an adjustment for every event that could affect the shares of the iShares® MSCI Emerging Markets Index Fund. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the Buffered PLUS may be materially and adversely affected.

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The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited. The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS. MS & Co. may, but is not obligated to, make a market in the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.

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Economic interests of the calculation agent and other affiliates of the issuer may be adverse to the investors. The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Buffered PLUS. As calculation agent, MS & Co. has determined the initial share price and will determine the final share price, and will calculate the amount of cash you will receive at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a discontinuance of the underlying share index or a market disruption event, may adversely affect the payout to you at maturity.

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Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Buffered PLUS. MS & Co., the calculation agent, is our subsidiary. MS & Co. or other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the Buffered PLUS (and to other instruments linked to the underlying shares or the underlying share index), including trading in the underlying shares and in other instruments related to the underlying shares or the underlying share index. MS & Co. and some of our other subsidiaries also trade the underlying shares and the stocks that constitute the underlying share index and other financial instruments related to the underlying share index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial share price and, therefore, could have increased the price at which the shares of the iShares® MSCI Emerging Markets Index Fund must close before an investor receives a payment at maturity that exceeds the issue price of the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the closing price of the shares of the iShares® MSCI Emerging Markets Index Fund on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

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Buffered Performance Leveraged Upside SecuritiesSM

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The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain. Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS. As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder might be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge). In addition, if the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income. The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other non-principal protected equity-linked securities. The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections. On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Buffered Performance Leveraged Upside SecuritiesSM

Information about the Underlying Shares

The iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares”), a registered investment company. iShares consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Buffered PLUS offered hereby and does not relate to the underlying shares. We have derived all disclosures contained in this pricing supplement regarding iShares from the publicly available documents described in the preceding paragraph. In connection with the offering of the Buffered PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we priced the Buffered PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the Buffered PLUS and therefore the trading prices of the Buffered PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the Buffered PLUS under the securities laws. As a purchaser of the Buffered PLUS, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment based on the underlying shares.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The Buffered PLUS are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the Buffered PLUS or any member of the public regarding the advisability of investing in the Buffered PLUS. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Buffered PLUS.

The MSCI Emerging Markets IndexSM. The MSCI Emerging Markets IndexSM is a stock index calculated, published and disseminated daily by MSCI Inc. and is intended to provide performance benchmarks for certain emerging equity markets including Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, and Turkey. Effective May 2010, Israel will be reclassified as a developed market and will no longer be included in the MSCI Emerging Markets IndexSM. The MSCI Emerging Markets IndexSM is described under the heading “Underlying Indices and Underlying Index Publishers Information—MSCI Emerging Markets IndexSM” and “—MSCI Global Investable Market Indices Methodology” in Annex A of the accompanying prospectus supplement for PLUS.

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Buffered Performance Leveraged Upside SecuritiesSM

Historical Information

The following table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the shares of the iShares® MSCI Emerging Markets Index Fund for each quarter in the period from January 1, 2005 through January 25, 2010. The related graph sets forth the daily closing prices of the underlying shares for the same period. The closing price of the shares of the iShares® MSCI Emerging Markets Index Fund on January 25, 2010 was $39.89. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing prices of the shares of the iShares® MSCI Emerging Markets Index Fund should not be taken as an indication of future performance, and no assurance can be given as to the price of the shares of the iShares® MSCI Emerging Markets Index Fund on the valuation date.

iShares® MSCI Emerging Markets Index Fund (CUSIP 464287234)	High	Low	Period End
2005
First Quarter	24.6462	21.2272	22.5323
Second Quarter	24.3629	21.6637	23.8264
Third Quarter	28.3151	23.9264	28.3118
Fourth Quarter	29.8247	25.0594	29.3948
2006
First Quarter	33.5802	30.4245	33.0071
Second Quarter	37.0226	27.3287	31.2209
Third Quarter	33.1270	29.1915	32.2773
Fourth Quarter	38.1389	31.7941	38.0923
2007
First Quarter	39.5152	35.0232	38.7387
Second Quarter	44.4071	39.1220	43.8073
Third Quarter	50.0988	39.4852	49.7655
Fourth Quarter	55.6272	47.2563	50.0854
2008
First Quarter	50.3520	42.1544	44.7803
Second Quarter	51.6850	44.4204	45.1802
Third Quarter	44.4204	31.3209	34.5200
Fourth Quarter	33.8901	18.2147	24.9627
2009
First Quarter	27.0821	19.9342	24.8028
Second Quarter	34.6299	25.6425	32.2206
Third Quarter	39.2786	30.7411	38.8987
Fourth Quarter	42.0578	37.5491	41.5000
2010
First Quarter (through January 25, 2010)	43.2200	39.6100	39.8900

iShares® MSCI Emerging Markets Index Fund Daily Closing Prices January 1, 2005 through January 25, 2010

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Buffered Performance Leveraged Upside SecuritiesSM

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. You should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for PLUS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for PLUS dated December 22, 2009

Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for PLUS or in the prospectus. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

January 2010	Page 14